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                                                           Exhibit 11


                                      COASTCAST CORPORATION
                                 COMPUTATION OF PER SHARE EARNINGS
                                          (UNAUDITED)

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

                                                       THREE MONTHS          NINE MONTHS
                                                   ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                  ----------------------  ----------------------
                                                      1998       1997         1998      1997
                                                  ----------   ---------  ----------  ----------
Common stock outstanding at beginning of period    8,959,050   8,794,334   8,849,005   8,777,890
  Exercise of options                                 95,154           -     205,199      16,444
  Repurchase of common stock                      (1,047,800)          -  (1,047,800)          -
                                                  ----------   ---------  ----------  ----------
Common stock outstanding at end of period          8,006,404   8,794,334   8,006,404   8,794,334
                                                  ----------   ---------  ----------  ----------
                                                  ----------   ---------  ----------  ----------
Weighted average shares outstanding,
   for computation of basic earnings per share     8,657,080   8,794,334   8,855,644   8,790,987

Dilutive effect of stock options after application
   of treasury stock method                           42,227     109,450     253,992     121,494
                                                  ----------   ---------  ----------  ----------
Total diluted weighted average shares outstanding,
    for computation of diluted earnings per share  8,699,307   8,903,784   9,109,636   8,912,481
                                                  ----------   ---------  ----------  ----------
                                                  ----------   ---------  ----------  ----------

Income from continuing operations                   $682,000  $3,740,000  $8,704,000  $7,754,000
Loss from discontinued operations                   (157,000)          -    (157,000)          -
                                                  ----------   ---------  ----------  ----------
Net income                                          $525,000  $3,740,000  $8,547,000  $7,754,000
                                                  ----------   ---------  ----------  ----------
                                                  ----------   ---------  ----------  ----------
Net income per share data:
Income from continuing operations per share -
    basic                                              $0.08       $0.43       $0.99       $0.88
Discontinued operations per share - basic              (0.02)          -       (0.02)          -
                                                  ----------   ---------  ----------  ----------
Net income per share - basic                           $0.06       $0.43       $0.97       $0.88
                                                  ----------   ---------  ----------  ----------
                                                  ----------   ---------  ----------  ----------
Income from continuing operations per share -
     diluted                                           $0.08       $0.42       $0.96       $0.87
Discontinued operations per share - diluted            (0.02)          -       (0.02)          -
                                                  ----------   ---------  ----------  ----------
Net income per share - diluted                         $0.06       $0.42       $0.94       $0.87
                                                  ----------   ---------  ----------  ----------
                                                  ----------   ---------  ----------  ----------

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